EXHIBIT 99.1




                             JOHNSON & HIGGINS
                              125 BROAD STREET
                          NEW YORK, NEW YORK 10004

PERSONAL AND STRICTLY CONFIDENTIAL


June 20, 1997


[Name of Employee]
[Address of Employee]


            Re:   Employee Award

Dear [Name of Employee]:

            This letter is to inform you that in accordance with the Stock Purchase Agreement among Johnson & Higgins, the stockholders of Johnson & Higgins and Marsh & McLennan Companies, Inc. (the "Company"), you (the "Employee") have been awarded [ ] shares of common stock, par value $1.00 per share, of the Company (the "Stock Award") and payment of $[ ] in cash (the "Cash Award," and together with the Stock Award, the "Award"), upon the terms and conditions described in Annex A hereto. The number of shares referred to above has been adjusted to reflect the stock split recently announced by the Company.

            The Award is subject to you countersigning one copy of this letter (and providing your Social Security Number) and the Stock Power enclosed as Annex B hereto, and returning them so that they are received by Johnson & Higgins (125 Broad Street, New York, New York 10004, Attn: George Kadri) within 30 days of the above date of this letter. However, to qualify to receive the next dividend to be paid on the Common Stock, you must properly sign and return this letter and the enclosed Stock Power to the address specified above so that it is received no later than July 7, 1997.

            The Stock Power, which should be signed by you but should otherwise be left blank, will be used by the Company only in the event that a portion of your Stock Award is forfeited under the terms of Annex A, in order to transfer the forfeited portion to the Company or its designee.

            A copy of a Prospectus (the "Prospectus") with respect to the shares of Common Stock subject to the Stock Award, as well as a copy of the Company's 1996 Annual Report to Shareholders (the "Annual Report"), is being delivered to you simultaneously herewith.

            Also enclosed as Annex C is a Beneficiary Designation Form, which may be used by you to designate beneficiaries to receive the Award in the event of your death. Use of the Beneficiary Designation Form is voluntary and you may return it to the Company at any time.

            A second copy of this letter is enclosed for your records and may be retained by you.

            Please confirm your receipt of this letter and your acknowledgment of the Award and the terms and conditions set forth in Annex A and receipt by you of a copy of the Prospectus and the Annual Report, by countersigning one copy of this letter (and providing your Social Security Number) and the Stock Power and returning them to Johnson & Higgins in the enclosed envelope. When these documents have been properly signed and received by Johnson & Higgins, this letter, together with Annex A, will constitute a binding agreement between you and Johnson & Higgins.

            Please note that the recent stock split referred to above is a "two-for-one" split. Until June 30th, the market price of the Company's stock will continue to be quoted on a pre-split basis, that is, as double the price of the split shares.

            Please remember that the executed copies must be received by Johnson & Higgins within 30 days as provided above for you to be entitled to your Award upon the terms and conditions set forth in Annex A, and must be received no later than July 7, 1997 for you to receive the next dividend to be paid on the Common Stock.

                        JOHNSON & HIGGINS


                        By:_________________________
                           Name:   Norman Barham
                           Title:  President



Accepted and Agreed by:

EMPLOYEE


__________________________
Name:
Date:


__________________________
Social Security Number



                                                              Annex A


                       Terms and Conditions of Award1

            Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the letter to which this Annex A is attached (the "Agreement").

            1. Upon receipt by Johnson & Higgins from the Employee of a copy of the Agreement countersigned by the Employee (and providing his or her Social Security Number) and an executed Stock Power as provided in the Agreement, the Company will issue the shares of Common Stock subject to the Stock Award registered in the name of the Employee. The Stock Award will be held by the Company until such time as it may be distributed to the Employee in accordance with the terms of the Award set forth in the Agreement and its Annexes. However, as more fully described below, dividends declared on the Common Stock (other than dividends payable in additional shares of Common Stock pursuant to a stock split, which shall be delivered to the Employee upon delivery of the shares in respect of which such dividend shares are issued) and having a record date on or after the date of issuance for the Stock Award will be paid directly to the Employee in respect of all shares subject to the Stock Award. (For all purposes of the Agreement, the issue date for the Stock Award shares will be deemed to be July 7, 1997 if Johnson & Higgins receives the documents referred to above on or prior to July 7, 1997. For documents received after such date, the issue date for the Stock Award shares will be deemed to be the date of receipt of documents by Johnson & Higgins referred to above.)

            2. In accordance with the terms of the Award, the Company will deliver to the Employee on each of the first [four]2 anniversaries of April 1, 1997 (each an "Anniversary Date"): (i) certificates representing the number of shares equal to [25%]3 of the total number of shares of Common Stock subject to the Stock Award rounded to the nearest whole number of shares and (ii) a check representing an amount in cash equal to [25%]2 of the total amount of cash subject to the Cash Award, plus interest at the rate of 5% per annum on the amount of the Cash Award (less any portion thereof previously paid) from April 1, 1997 to, but not including, the respective date of payment (less any portion of such interest previously paid) except as provided below. Interest accrued on any overdue amount of the Cash Award will be paid when such overdue amount is paid.

            3. (a) If, prior to the applicable Anniversary Date, the Employee's employment with the Company and its subsidiaries terminates for any reason (other than (i) because of the Employee's death or Disability (as defined below), (ii) by the Employee for any reason after such time as the Employee reaches age 65 or (iii) by the Company or any subsidiary other than for Cause (as defined below)), the portion of the Award not then payable or deliverable will be immediately forfeited. In such event, certificates representing the shares of Common Stock subject to the Stock Award which have been forfeited will be cancelled by the Company and neither Johnson & Higgins nor the Company nor any of their subsidiaries shall have any further obligation to release to the Employee any forfeited shares under the Stock Award or make any forfeited payments to the Employee under the Cash Award.

            (b) If the Employee's employment with the Company and its subsidiaries terminates by reason of the Employee's death or Disability, if the Employee's employment is terminated by the Employee for any reason on or after such time as the Employee reaches age 65, or if the Employee's employment is terminated by the Company or any subsidiary other than for Cause, (i) all shares of Common Stock remaining in the possession of the Company which are subject to the Stock Award will be released to the Employee (or the Employee's beneficiary in the case of the Employee's death) and (ii) all amounts of cash subject to the Cash Award which were not previously paid will be paid to the Employee (or the Employee's beneficiary in the case of the Employee's death), together with interest at the rate described above through the date of termination.


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1     The terms of Awards to certain retirees will be modified to the extent appropriate to accelerate receipt of Awards.
2     [Three] in the case of Awards of $500,000 or less.
3     [One-third] in the case of Awards of $500,000 or less.



            (c) For purposes hereof, Disability will have the meaning set forth in the Company's Long-Term Disability Plan, as in effect on the date hereof. For purposes hereof, termination for "Cause" shall mean termination of employment following: (i) the Employee's conviction for the commission of an act or acts constituting a felony or similar offense, (ii) the Employee's intentional engagement in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) the Employee's willful and continued failure to substantially perform the Employee's duties to the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) after written notice to the Employee from the Company.

            4. The Company shall withhold from any payment or issuance made in connection with the Employee's Award, amounts of withholding and other taxes due in respect thereof, and to take such other action as the Company may deem advisable to enable the Company to satisfy any and all tax obligations. The Company, at its discretion, may withhold from the amounts payable under the Cash Award prior to withholding from amounts payable under the Stock Award.

            5. In the event the Company is required, under any rule of or listing agreement with the New York Stock Exchange, to obtain shareholder approval of the transactions contemplated by the Agreement and the other, similar agreements referred to in the Stock Purchase Agreement, and the Company is unable to obtain such approval in a manner that does not materially burden or delay consummation of such transactions, the Company may meet its payment obligations under the Agreement by postponing the issuance (but not the delivery to the Employee on the first Anniversary
Date) of shares of Common Stock until the first Anniversary Date (or, if earlier, the receipt of shareholder approval) (without adversely affecting the right to receive dividends or dividend equivalents) and/or by paying cash to the extent necessary to comply with such shareholder approval requirement, or in any other manner that the Sellers' Committee (as defined in the Stock Purchase Agreement) may approve in writing. In no event, however, shall the Company be entitled to delay or avoid the performance of its obligations under the Agreement, including delivery of the Award (as modified by the Company to implement the matters referred to in the preceding sentence), by reason of such shareholder approval requirement.

            6. The Award shall not constitute an employment agreement and neither the Award nor anything contained in the Agreement and its Annexes will confer on the Employee any rights to remain in the employ of the Company or any of its subsidiaries.

            Awards will not be treated as compensation for purposes of calculating any benefits that may be payable to Employees under any existing or future pension plans in which they may participate.

            7. Upon issuance of the shares of Common Stock subject to the Stock Award, the Employee will have rights as a shareholder of the Company, including, without limitation, voting and dividend rights, in respect of the shares of Common Stock subject to the Stock Award except for any shares of Common Stock that have been forfeited by the Employee.

            8. Neither the Award nor any rights with respect thereto will be assignable by the Employee or subject to any encumbrance, pledge or charge of any nature (except to the extent the Award has become payable or deliverable). Any action taken in violation of the preceding sentence shall be null and void. However, the Employee shall be entitled to designate a beneficiary to receive the unpaid or undelivered portions of the Award in the event of the Employee's death. A beneficiary designation form, when completed, will continue in full force and effect unless and until the Company receives a later dated beneficiary designation form or a letter of revocation executed by the Employee.

            9.* For a period of one (1) year following the termination of the Employee's employment with the Company or its subsidiaries (other than by the Company without Cause), the Employee shall not engage in any of the following acts:

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*     Paragraph 9 to be deleted in Agreements with Managing Principals.


            (a) solicit, accept or service business (i) from any clients or prospects of the Company or its affiliates who were solicited directly by the Employee or where the Employee supervised, directly or indirectly, in whole or in part, the solicitation activities related to such clients or prospects or (ii) from any former client who was such within two (2) years prior to such termination and who was solicited directly by the Employee or where the Employee supervised, directly or indirectly, in whole or in part, the solicitation activities related to such former client; or

            (b) solicit any employee of the Company or its affiliates to terminate his employment.

            10.** The Awards granted to you hereunder are being granted, in part, in full satisfaction of any and all obligations of Johnson & Higgins to you under the Johnson & Higgins Principal's Compensation Plan,which has been terminated as of March 31, 1997. Notwithstanding the foregoing release, Johnson & Higgins expects to make a one-time payment to Principals equal to $42.25 per unit held under such plan as of March 31, 1997, in respect of the first quarter of 1997. Accordingly, except for this $42.25 payment per unit, no one will be entitled to receive any further payments or benefits under such compensation plan.

            11. The Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Johnson & Higgins shall cause the Company to comply with the Agreement as contemplated hereby.

            12. The Agreement will be governed by and construed in accordance with New York law.

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*     Paragraph 10 to be deleted in Agreements with employees who are not Principals or Managing Principals